Exhibit 99.1

Portal Software Announces Reverse Stock Split

CUPERTINO, CA (September 4, 2003)—Portal Software, Inc. (Nasdaq: PRSF), a leading provider of billing and subscriber management solutions, announced that its Board of Directors approved a one-for-five reverse split of its common stock at a special meeting held on September 3, 2003. The reverse split was previously approved by Portal’s stockholders. The reverse split will be effective on September 26, 2003, and Portal’s common stock will begin trading under the split adjustment when the market opens on September 29, 2003.

“We believe that the reverse stock split will enable us to attract a broader range of institutional investors,” said John Little, founder and chief executive officer of Portal Software. “As a result of the reverse stock split, we believe that the number of outstanding shares of our common stock will be more closely aligned with that of other similar sized companies. Portal continues to execute on its goals of gaining momentum and increasing market impact while tightly managing cost structures. Realigning our share base is one more step in our process of delivering long-term stockholder value.”

About Portal Software, Inc.

Portal Software provides flexible billing and subscriber management solutions to enable organizations to monetize their voice and digital transactions. Portal’s convergent billing platform enables service providers to charge, bill, and manage a wide range of services via multiple networks, payment models, pricing plans, and value chains. Portal’s flexible and scalable product-based solutions enable customers to introduce new value added services quickly, providing maximum business value and lower total cost of ownership. Portal’s customers include thirty-five of the top fifty wireless carriers as well as organizations such as Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.